Comdisco, Inc. and Subsidiaries
Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:



                                                 Three Months        Nine Months
                                                    ended               ended
                                                   June 30             June 30
                                                 -------------      --------------
                                                 1997     1996      1997      1996
                                                 ----     ----      ----      ----


Average shares outstanding .................       74       76        74        76

Effect of dilutive options .................        5        4         5         4
                                                 ----     ----     -----     -----

   Total ...................................       79       80        79        80
                                                 ====     ====     =====     =====

Net earnings  to
    common stockholders                         $  32    $  27     $  91     $  78
                                                =====    =====     =====     =====

Net earnings  per common and
    common equivalent share                     $ .40    $ .34     $1.15     $ .98
                                                =====    =====     =====     =====


On May 6, 1997, the Board of Directors authorized a three-for-two split of the Company's common stock to be distributed on June 16, 1997 to stockholders of record on May 23, 1997. All data with respect to earnings per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the three-for-two split.




                                      -16-